Sub-Item 77O

Rule 10f-3 Transactions

DREYFUS BNY MELLON FUNDS, INC.
Dreyfus Select Managers Long/Short Fund

On May 11, 2017, Dreyfus Select Managers Long/Short Fund (the "Fund"), purchased 445 shares of Becton, Dickinson Common Stock (CUSIP No. 75887109) (the "Shares") at a purchase price of $176.50 per Share, with underwriter compensation of 2.45%. The Shares were purchased from J.P. Morgan Securities, LLC, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member. BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction. The following is a list of the syndicate's members:

BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
BTIG, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Loop Capital Markets LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
The Williams Capital Group, L.P.
Wells Fargo Securities, LLC

Accompanying this statement are materials provided to the Board of Trustees for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on July 26-27, 2017. These materials include additional information about the terms of the transaction.

RULE 10f-3 Transactions

Dreyfus Select Managers Long/Short Fund	Reporting Period	5/11/2017	Portfolio Manager	John F. Brennan,
	Total Net Assets	426,608,200.0		

Security purchased	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchased From	Expected Trade Date	Type of Security	Total Transaction (Shares/Par)	Purchase Price	Purchase Amount	Commission/Spread as % of Offering Price
Becton Dickinson (BDX)	75887109	Secondary	Citigroup Global Markets Inc. J.P. Morgan Securities, LLC Morgan Stanley & Co., LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp. MUFG Securities Americas Inc. Barclays Capital Inc.	J.P. Morgan Securities, LLC	5/11/17	Common Stock	445	176.50	78,542.50	2.45%
			Affiliated Underwriter	**Other Syndicate members**	**Date of First Offering**	**Rating of Security**	**Issue Size**	**% of Issue Size Purchased by Above Fund**	**% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund**	**% of Issue Size Purchased by ALL Funds advised by Manager as a % of Total Issue Size (cannot exceed 25%)**
			BNY Mellon Capital Markets, LLC	Scotia Capital (USA) Inc. BTIG, LLC ING Financial Markets LLC Loop Capital Markets LLC The Williams Capital Group, L.P.		N/A	12,750,000	0.003%	0.02%	0.08%
					Was Price Paid the same as other Purchasers?	**Was Security Purchased on Offer Date?**	**Was Issuer in continuous operation for at least 3 years?**	**Was Offering part of Firm commitment?**	**Did Affiliated Underwriter benefit directly or indirectly from purchase?**	**Was Commission or Spread paid to the principal underwriter reasonable and fair compared to commission or spread paid to other underwriters in connection with similar transactions?**
					Yes	Yes	Yes	Yes	No	Yes

Certification

The Adviser certifies that the above information is correct.

The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.

The Adviser has determined that the securities purchased are in accordance with *Dreyfus Fund Rule 10f-3 policies and procedures.*

In reaching its determination, the Adviser considered all of the conditions as specified in the *Dreyfus Fund 10f-3 policies and procedures.*

SIGNED	[signature]	DATE	7-6-17

Robert J. Fitzpatrick
CCO
Sirios Capital Management, L.P.

7/6/2017

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification		
I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies. *I attest that:* ➢ The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown. ➢ The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown. ➢ My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures. ➢ My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable. ➢ Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.		
[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	7/12/17

2nd Quarter 2017